Gabelli Utility Trust POS EX

Exhibit (s)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

THE GABELLI UTILITY TRUST

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate offering price being offered pursuant to the Prospectus Supplement dated March 10, 2022 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated November 17, 2020 (together with the Prospectus Supplement, the “Prospectus”) is $50,234,410 (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, on March 10, 2022, is the final prospectus relating to the Offering.